Exhibit 10(a)(4)

                    NORTHWESTERN PUBLIC SERVICE COMPANY
                        DIRECTORS' RETIREMENT PLAN

     WHEREAS, Northwestern Public Service Company (the "Company") desires to recognize the service of certain persons who have acted as outside Directors of the Company and to provide for the security of such Directors after their service with the Company ends; and
     WHEREAS, the Board of Directors of Northwestern Public Service Company did on November 4, 1987, adopt the Directors' Retirement Plan (the "Plan"); and
     WHEREAS, on February 1, 1989, the Board of Directors adopted Amendment No. 1, which amended the benefit reduction provisions of the Plan, effective May 3, 1989; and
     WHEREAS, on August 7, 1991, the Board of Directors adopted Amendment No. 2, which amended and clarified the method of payment of benefits under the Plan;
     WHEREAS, on February 2, 1994, the Board of Directors adopted Amendment No. 3, which amended the retirement benefit provisions, effective May 1, 1994.
     WHEREAS, on May 3, 1995, the Board of Directors adopted Amendment No. 4, which amended the normal retirement benefit provisions, effective May 1, 1995.
     NOW THEREFORE, the Northwestern Public Service Company Directors' Retirement Plan provides as follows:

                                 ARTICLE I
                                DEFINITIONS
     The following words and phrases as used herein shall have the meanings indicated below, unless a different meaning is required by the context:
     1.01 "Board" means the Board of Directors of the Company as constituted from time to time.
     1.02 "Committee" means the Northwestern Public Service Company Board of Directors' Nominating and Compensation Committee.
     1.03  "Company" means Northwestern Public Service Company.
     1.04 "Director" means a duly elected and qualified member of the Board who either:

     (a) on his Termination Date has never been an employee of the Company; or

     (b)  has been an employee of the Company, but on his Termination
          Date is not an employee of the Company and has then completed ten Years of Service as a member of the Board after the date of his termination of employment with the Company.
     1.05  "Effective Date" means January 1, 1988.
     1.06 "Participant" means an individual who serves actively as a Director at any time on or after the Effective Date and who has completed at least five Years of Service as a Director on or prior to his Termination Date.
     1.07 "Plan" means the Northwestern Public Service Company Directors' Retirement Plan.
     1.08  "Plan Year" means the calendar year.
     1.09 "Retirement Benefit" means the series of monthly payments made to a Participant in accordance with the provisions of Section 2.01 or 2.02.
     1.10 "Termination Date" means the date on which a Participant ceases to be a Director, and a successor has been elected and qualifies.
     1.11 "Years of Service" means the number of Plan Years (computed to the nearest one-twelfth) during which a person has been a Director, including Plan Years before the Effective Date. For purposes of making the foregoing computation, a Director's Years of Service need not be consecutive and all periods of service as a Director shall be aggregated.
     1.12 "Quarter" means the three-month period May-July, August-October, November-January, or February-April.

                                ARTICLE II
                            RETIREMENT BENEFITS
     2.01 Normal Retirement Benefit. The amount of the annual Normal Retirement Benefit payable to a Participant shall be an annual fee, calculated as of the time Termination Date occurs according to the schedule in Exhibit I to this Plan.
     2.02 Early Retirement Benefit. A Participant whose Termination Date occurs before the date he attains the age of seventy years shall be entitled to receive an annual Early Retirement Benefit from the Company, reduced as provided in the next sentence. The amount of the annual Early Retirement Benefit payable to a Participant hereunder shall be equal to the annual Normal Retirement Benefit that would have been payable under Section 2.01, reduced by five percent for each year, or part thereof, up to a maximum of twenty-five percent by which the Participant's age at his Termination Date is less than sixty-five years.
     2.03 Time and Method of Payment. A Retirement Benefit payable to a Participant pursuant to Section 2.01 or 2.02 shall be payable in monthly installments commencing the first month of the quarter immediately following the later to occur of his Termination Date and the date he attains the age of sixty-five years and ending the month in which the Participant has received benefits under the Plan for the same number of months as he served as a Director. Should a Participant die before such benefits have been fully paid, a surviving spouse of such Participant shall receive the remaining benefits under the Plan until the earlier to occur of the death of such surviving spouse or the termination of benefits according to the prior sentence. In no event is any Retirement Benefit payable to or with respect to a Participant prior to the later to occur of his Termination Date and the date he attains the age of sixty-five years. A Retirement Benefit is payable only in the form of an annuity as described in this Section and may not be paid in any optional form.
     2.04 Facility of Payment. Whenever, in the Committee's opinion, a Participant is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may make payments of his Retirement Benefit to the Participant or to his legal representative or to a relative or friend of the Participant for his benefit, or the Committee may apply the same for the benefit of the Participant in such manner as the Committee considers advisable. Any payment of a Benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

                                ARTICLE III
                              ADMINISTRATION
     3.01 Company's Obligation. The Company's obligation hereunder at any time is to pay Retirement Benefits under the Plan as they become due to Participants in accordance with the terms of the Plan. The Company need not segregate any of its assets or otherwise fund in advance for obligations likely to be incurred hereunder. Retirement Benefits specified under the Plan shall be payable from the general assets of the Company at the time they are due.
     3.02 Committee. (a) The Plan shall be administered by the Committee, which shall have such duties and powers as may be necessary to discharge its duties under the Plan, including but not limited to the following:
     (i) To construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount, manner, and time of payment of any Retirement Benefits hereunder.
     (ii) To appoint or employ individuals to assist in the administration of the Plan and any other agents deemed advisable, including legal counsel.
     (iii) To prescribe procedures to be followed by Participants for filing applications for Retirement Benefits.
     (iv) To receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan.
     (b) The Committee shall have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any Retirement Benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a Retirement Benefit under the Plan.
     3.03 Expenses. Reasonable expenses of the Committee incurred in the administration of the Plan shall be reimbursed by the Company. The members of the Committee shall receive no compensation for their services in connection with the administration of the Plan.
     3.04 Committee Member as Participant. A member of the Committee may also be a Participant, but may not make any discretionary decision or take any action affecting his own interest as a Participant under the Plan unless that decision or action is upon a matter that affects all other Participants similarly situated and confers no special right, benefit, or privilege not simultaneously conferred upon all other such Participants.
     3.05 Indemnification of Committee Members. The members of the Committee shall be indemnified by the Company against any and all liabilities arising by reason of any act or failure to act in good faith in connection with the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

                                ARTICLE IV
                         AMENDMENT AND TERMINATION
     4.01 Amendment and Voluntary Termination. The Company reserves the right at any time and from time to time to modify or amend in whole or in part any or all of the provisions of the Plan, or to terminate the Plan. Except as provided below, no such modification, amendment, or termination, however, shall have the effect of reducing the amount of the Retirement Benefit that a Participant has received prior to, is receiving on, or would become entitled to (except for adjustments to such amounts following the date a Participant terminates his service as a Director as provided in
Section 2.01) if his Termination Date occurred on, the effective date of such modification, amendment, or termination. For any Participant who was serving on the Board of Directors at the time of the adoption of Amendment No. 3, when benefits become payable under Section 2.03 the Participant shall elect, upon retirement, to receive the lifetime benefit payable under the Plan prior to the adoption of such Amendment or the limited term and surviving spouse survivorship benefit payable under the Amendment.
     4.02 Corporate Successors. The Plan shall not be terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity.

                                 ARTICLE V
                               MISCELLANEOUS
     5.01 No Guarantee. Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Director or as a right of any Director to be continued in such capacity by the Company or as a guarantee by the Company that any Director shall be continued in such capacity.
     5.02 Interest Nontransferable. Benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability that is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the person entitled to such benefits hereunder, prior to actual receipt by such person. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to benefits payable hereunder shall be void.
     5.03 Exclusions and Separability. Each provision hereof shall be independent of each other provision hereof, and, if any provision of this Plan proves to be, or is held by any court, or tribunal, board, or authority of competent jurisdiction to be void or invalid with respect to a Participant, such provision shall be disregarded and shall be deemed to be null and void and not part of this Plan with respect to such Participant. The invalidation of any such provision, however, shall not otherwise impair or affect the Plan or any of the other provisions or terms hereof.
     5.04 Unclaimed Funds. Each Participant shall keep the Committee informed of his current address. Neither the Company nor the Committee shall be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Committee within three years after the date on which the first payment of the Participant's Retirement Benefit is to be made, the Participant will be deemed to have died at the end of the three-year period and the Retirement Benefit will be forfeited. Notwithstanding the foregoing, if the Participant subsequently makes a claim for any Retirement Benefit that has been forfeited under this Section, such Retirement Benefit shall be reinstated, without interest.
     5.05 Federal Tax Status. The Plan is not intended to be qualified or tax exempt under Section 401 or Section 501(a), respectively, of the Internal Revenue Code of 1986.
     5.06 Governing Law. The provisions of the Plan shall be construed, administered, and governed under the laws of South Dakota.
     5.07 Successors. Subject to Article IV, the Plan shall be binding upon and inure to the benefit of any successors of the Company.
     5.08 Gender and Number. Except when otherwise required by the context, any masculine terminology in this document shall include the feminine and any singular terminology shall include the plural.
     5.09 Headings. The headings in this Plan are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.
     IN WITNESS WHEREOF, the Company has executed this revised Directors' Retirement Plan as of the 3rd day of May, 1995.

                    NORTHWESTERN PUBLIC SERVICE COMPANY

                    By_____________________________________
                         M. D. Lewis
                         President & CEO


                    By_____________________________________
                         Raymond M. Schutz, Chairman
                         Nominating and Compensation Committee


                                 EXHIBIT I

                    NORMAL RETIREMENT BENEFIT (ANNUAL)




               Termination Date                   Benefit

          May 1, 1995 - April 30, 1996            $11,600

          May 1, 1996 - April 30, 1997            $12,000

          May 1, 1997 - April 30, 1998            $12,400

          May 1, 1998 - April 30, 1999            $12,800

          May 1, 1999 - April 30, 2000            $13,200